Sub-Investment Advisory Agreement

     AGREEMENT made as of this day of December, 1999 by and between Sentinel Advisors Company (herein called "SAC"), a Vermont general partnership, having its principal office at National Life Drive, Montpelier, Vermont 05604, and Fred Alger Management, Inc. (herein called "Alger"), a New York corporation, having its principal office at 1 World Trade Center, Suite 9333, New York, New York 10048.

                                  Witnesseth:

     WHEREAS, SAC is a party to an Investment Advisory Agreement dated as of December 9, 1999, a copy of which is attached hereto as Exhibit "A" between it and Sentinel Group Funds, Inc., a corporation organized under the laws of the State of Maryland, a series of which is Sentinel Flex Cap Opportunity Fund (herein called the "Fund"), pursuant to which SAC provides, inter alia, investment research and advice to the Fund; and

     WHEREAS, SAC wishes to employ Alger as a sub-investment adviser to provide SAC with investment management services; and

     WHEREAS, Alger is prepared to provide such services on the terms and conditions hereinafter contained;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, SAC and Alger agree as follows:

     1. Alger, employing its best efforts and complete facilities, shall act as sub-investment adviser to the Fund. As such, it shall, subject to SAC's supervision, provide a complete program for the investment and reinvestment of the cash, securities, and other properties comprising the investment portfolio of the Fund in accordance with the investment policies and objectives of the Fund as reflected in the current Prospectus and Statement of Additional Information of the Sentinel Funds and as may be adopted from time to time by the Board of Directors of the Fund and communicated to Alger in writing. Alger shall furnish to SAC such reports regarding Alger's investment program for the Fund as SAC may reasonably request, which reports may be distributed by SAC to the Board of Directors of the Fund at periodic meetings of the Board and at such other times as may be reasonably be requested by the Board.

     2. Alger shall select industries and companies to be represented in the investment portfolio of the Fund and shall carry out programs for the purchase and sale of the securities included or to be included in the investment portfolio. Alger is authorized and directed to place the orders for the purchase and sale of portfolio securities by the Fund, including with Alger's affiliate, Fred Alger & Company, Incorporated, and to supervise the executions thereof. With respect to such transactions, whether through a broker as agent or with a dealer as principal, Alger's primary objective is to both obtain the best price and execution of each transaction. To the extent consistent with applicable law, and subject to review by the Board of Directors of the Fund, Alger may pay a broker or dealer an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if Alger determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research products and/or the services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities that Alger has with respect to the Fund or its other clients, and may include services or products that Alger does not use in managing the Fund.

     It is understood that certain other clients of Alger may have investment objectives and policies similar to those of the Fund, and that Alger may, from time to time, make recommendations that result in the purchase or sale of a particular security by its other clients simultaneously with the Fund. If transactions on behalf of more than one client during the same period increase the demand for securities being purchased or the supply of securities being sold, there may be an adverse effect on price or quantity. In such event, Alger shall allocate advisory recommendations and the placing of orders in a manner that is deemed equitable by Alger to the accounts involved, including the Fund. When two or more clients of Alger (including the Fund) are purchasing or selling the same security on a given day from the same broker or dealer, such transactions may be averaged as to price.

     Alger shall provide to SAC and the Board of Directors of the Fund such reports regarding the placement of portfolio transactions for the Fund as SAC or the Board may reasonably request.

     3. Alger will pay all expenses incurred by it in connection with the performance of its obligations under this Agreement (other than the cost of securities and other investments, including any brokerage commissions or other transaction costs), including, but not limited to, all salaries of personnel and costs of facilities required for it to perform such obligations. Alger will not be responsible for any other expenses of the Fund or SAC.

     4. Nothing in this Agreement shall limit or restrict the right of Alger or any director, officer, or employee of Alger to engage in any other business or to render services of any kind to any other corporation, firm, individual, or association.

     5. SAC, for its part, shall at all times keep Alger fully informed with regard to the funds available or to become available for investment, and, in general, the condition of the Fund's affairs. SAC shall furnish Alger with a certified copy of all financial statements and a signed copy of each report prepared by independent public accountants and with such other information with regard to the Fund's affairs as Alger may from time to time reasonably request.

     6. Neither Alger nor any of its affiliates shall deal as principal with the Fund in the purchase and sale of portfolio securities. Neither Alger nor any of its affiliates shall receive any commissions or other remuneration on the purchase or sale of portfolio securities by the Fund, except in transactions which are in full compliance with Sentinel Group Funds, Inc.'s Rule 17e-1 Procedures as adopted by the Board of Directors of Sentinel Group Funds, Inc.

     7. For the services to be rendered by Alger hereunder, SAC shall pay to Alger a monthly fee, equal to 0.50% per annum of the average daily net asset value of the Fund, as determined in accordance with the provisions of the Prospectus then constituting part of the Registration Statement then in effect under the Securities Act of 1933, at the end of each month of the Fund's fiscal year in arrears. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month during which this Agreement is in effect shall be prorated in a manner consistent with the calculation of fees as set forth above.

     8. This Agreement shall become effective upon approval by a vote of a majority of the outstanding voting securities, as such term is defined in the Investment Company Act of 1940, as amended (the "Act"), of the Fund, and shall remain in full force and effect until November 30, 2000, and shall continue thereafter only so long as its continuance is specifically approved at least annually by (1) the Board of Directors of the Fund, or by vote of a majority of the outstanding voting securities, as such term is defined in the Act, of the Fund, and (2) a majority of the Directors of the Fund who are not interested persons, as such term is defined in the Act, of any party to this Agreement, at a meeting called for the purpose of voting on such approval; provided, however, that (1) this Agreement may at any time be terminated without the payment of any penalty, either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on 60 days' written notice to Alger, (2) this Agreement shall immediately terminate in the event of its assignment (within the meaning of the Act), and (3) this Agreement may at any time be terminated without payment of any penalty by Alger or SAC on 60 days' written notice to the other party to this Agreement. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party.

     9. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations hereunder, Alger shall not be subject to liability for any act or omission in the course or in connection with the rendition of services hereunder.

     10. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     11. To the extent that state law is not preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         12.      SAC acknowledges receipt of Alger's most recent Form ADV.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                       Sentinel Advisors Company



                       By: ___________________________________________________
                           Rodney A. Buck
                           Chief Executive Officer

                       Fred Alger Management, Inc.



                       By: ___________________________________________________
                           Name:  Gregory S. Duch
                           Title: Executive Vice President

                               [OBJECT OMITTED]

                                                                     Exhibit 10

                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 88 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 18, 1998, relating to the financial statements and financial highlights appearing in the November 30, 1998 Annual Report to Shareholders of Sentinel Group Funds, Inc. and Sentinel Pennsylvania Tax-Free Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "General Information" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
New York, New York 10036
December 15, 1999